CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Auto Networks International Corporation

We hereby consent to this inclusion in this Registration Statement on Form S-1/A, of our report dated September 10, 2009, of Auto Networks International Corporation relating to the financial statements as of June 30, 2009 and for the period from inception to June 30, 2009, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas

May 12, 2010